Exhibit 99.1

Miller Exploration Company Today Announces 2nd Quarter 2003 Financial Results

TRAVERSE CITY, Michigan—(PRNewswire)—August 13, 2003—Miller Exploration Company (Nasdaq: MEXP), the “Company” or “Miller” today announces 2nd quarter 2003 financial results.

CHANGE IN BUSINESS PLAN AND MERGER PROPOSAL

Beginning in mid 2002, the Company changed its business plan from a focus on exploration and development activities to pursuing opportunities involving strategic joint ventures, the sale of the Company, or the sale of its assets. For a variety of reasons, the Board of Directors determined that this shift in direction was in the best interest of the shareholders of the Company. This exhaustive effort has culminated in the execution of a merger agreement with Edge Petroleum Corporation (“Edge”) that was approved by the Company’s Board of Directors on May 28, 2003 pursuant to which a wholly owned subsidiary of Edge will merge with and into Miller and Miller will become a subsidiary of Edge (the “Merger”). Due to the change in business plan and pending Merger, exploration and development activities have been curtailed; the Company’s exploration office in Jackson, Mississippi has been closed and employees located there terminated; and there have been increases in certain corporate overhead costs such as severance costs and office closure expenses and reductions achieved in certain other areas such as rent and office equipment and supplies. The Company has also incurred legal and other third party costs to date totaling approximately $200,000 that have been capitalized pending the outcome of the Merger.

If the Merger is approved, the Company anticipates additional merger related costs such as employee severance and retention payments, success fee for investment bankers and other professional fees.

SECOND QUARTER 2003 HIGHLIGHTS INCLUDE:

•	$5.6 million improvement in working capital since December 31, 2002.

•	Long term debt balance maintained at zero and credit facility terminated.

•	Oil and gas revenues decreased 5% from the same quarter last year.

•	Depreciation, Depletion and Amortization expense decreased 38% from the same quarter last year.

•	General and Administrative expenses increased 46% from the same quarter last year.

•	Interest expense decreased 96% from the same quarter last year.

SECOND QUARTER 2003 FINANCIAL RESULTS

Oil and natural gas revenues for the quarter ended June 30, 2003 decreased 5% to $2.8 million from $2.9 million for the comparable period in the prior year. The revenues for the quarter ended June 30, 2003 and 2002 include approximately $(0.1) million and $(0.2) million of hedging losses, respectively. Production volumes for the quarter ended June 30, 2003, decreased 38% to 532 MMcfe from 862 MMcfe for the comparable period in the prior year. As a result of the change in the business plan and the potential Merger, the Company has incurred minimal capital expenditures and has not pursued exploration and development activities in 2003. Due to this reduced drilling activity, oil and gas production continued a downward trend since no reserve discoveries have been made in 2003 to offset normal depletion. Revenues and production are also down due to the sale of the Company’s Alabama properties. Average realized oil prices for the quarter ended June 30, 2003, increased 20% to $25.96 per barrel from $21.65 per barrel experienced during the comparable period of 2002. Realized natural gas prices for the quarter ended June 30, 2003, increased 68% to $5.46 per Mcf from $3.25 per Mcf for the comparable period of the prior year. The significant commodity price increases have substantially affected oil and gas revenues.

Lease operating expenses (“LOE”) and production taxes for the quarter ended June 30, 2003 remained substantially unchanged at $0.5 million for the quarters ended June 30, 2003 and 2002, respectively. The LOE component for the quarter ended June 30, 2003, decreased slightly from the comparable period in the prior year, due primarily to rework expenses incurred in 2002. Production taxes for the quarter ended June 30, 2003, increased by an offsetting amount for the comparable period in the prior year due to the exemption from the State of Mississippi production tax that applied to certain properties in 2002, but not in 2003.

Depreciation, depletion and amortization (“DD&A”) expense for the quarter ended June 30, 2003, decreased 38% to $1.5 million from $2.4 million for the comparable period in the prior year, due to decreased production volumes and a reduced property cost basis after the $7.0 million cost ceiling writedown recognized in June 2002.

General and administrative expenses (“G&A”) for the quarter ended June 30, 2003, increased 46% to $0.7 million from $0.5 million for the same period of 2002. The significant increase is attributable primarily to: (1) an out of court settlement in the Energy Drilling Company case, whereby the Company agreed to pay approximately $73,000; (2) a non-cash charge of $99,000 for abandoned office furniture and improvements associated with the closing of the Company’s Jackson, Mississippi, office on June 30, 2003; and (3) increased corporate taxes of approximately $84,000 due to the effect the Company’s October 2002 reverse stock split had on the Delaware franchise tax. The above mentioned increases were partially offset by a $83,000 decrease (net of $60,000 in severance pay associated with closure of the Company’s Jackson, Mississippi office) in salaries and wages due to the Company’s reduced workforce for the quarter ended June 30, 2003 compared to the same period of 2002 and salary reductions taken by certain management personnel beginning July, 2002.

The Company had no cost ceiling writedown for the quarter ended June 30, 2003, compared to a $7.0 million writedown for the same period of 2002.

Interest expense for the quarter ended June 30, 2003 decreased 96% to $0.01 million from $0.2 million for the comparable period in the prior year. This decrease is primarily attributable to the extinguishment of the Veritas Note and the fact that the Company’s credit facility was paid off in March 2003. Interest expense for the second quarter of 2003 consists of unused credit facility fees and nominal interest paid on insurance premium notes. The insurance notes were paid in full in May 2003.

Net income (loss) for the quarter ended June 30, 2003, was $4,000 compared to $(2.2) million for the same period in the prior year, as a result of the factors described above.

Except for the historical data herein, the matters discussed in this press release are opinions, expectations of future plans, assumptions, and estimates that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to a wide range of risks and uncertainties, and there is no assurance that the Company’s goals, estimates and expectations will be realized. Any number of important factors could cause actual results to differ materially from those in the forward looking statements, including but not limited to the volatility of oil and gas prices and changes in oil and gas drilling and acquisition programs, operating risks, production rates, reserve replacement, reserve estimates, the effect of the Company’s hedging activities, the actions of customers and competitors, government regulations, changes in general economic conditions, and the state of domestic capital markets and uncertainties more fully described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission.

CONTACT: Miller Exploration Company	Kelly E. Miller, President & CEO
P.O. Box 348	kmiller@mexp.com
Traverse City, MI 49685-0348	www.mexp.com
Phone: (231) 941-0004	Deanna Cannon, CFO
Fax: (231) 941-8312	dcannon@mexp.com

MILLER EXPLORATION COMPANY

Consolidated Statement of Operations

In thousands, except per share data) (Unaudited)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
REVENUES
Natural Gas	$2,153	$1,963	$4,982	$3,798
Crude Oil and Condensate	597	931	1,388	1,782
Other Operating Revenues	5	47	38	105

Total Operating Revenues	2,755	2,941	6,408	5,685

OPERATING EXPENSES
Lease Operating Expenses & Production Taxes	494	488	1,058	929
Depreciation, Depletion and Amortization	1,512	2,422	3,148	4,514
General and Administrative	736	504	1,287	1,164
Cost Ceiling Writedown	—	7,000	—	7,000

Total Operating Expenses	2,742	10,414	5,493	13,607

OPERATING INCOME	13	(7,473)	915	(7,922)

INTEREST EXPENSE	(9)	(206)	(24)	(402)

INCOME (LOSS) BEFORE INCOME TAXES	4	(7,679)	891	(8,324)

INCOME TAX PROVISION (CREDIT)	—	(5,523)	—	(5,743)

NET INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	4	(2,156)	891	(2,581)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	—	(450)	—

NET INCOME (LOSS)	$4	$(2,156)	$441	$(2,581)

Earnings (Loss) Per Share
Basic	$(0.00)	$(1.09)	$0.22	$(1.31)
Diluted	$(0.00)	$(1.09)	$0.21	$(1.31)
Shares Basic	2,062	1,980	2,045	1,972
Shares Diluted	2,139	1,980	2,121	1,972
Gas Production (Mmcf)	394	604	820	1,272
Oil Production (Mbo)	23	43	49	89
Equivalent Production (Mmcfe)	532	862	1,114	1,806
Unit Price Gas	$5.46	$3.25	$6.08	$2.99
Unit Price Oil	$25.96	$21.65	$28.33	$20.02
Unit Price Mcfe	$5.17	$3.36	$5.72	$3.09

Average Costs ($ per Mcfe)
Lease Operating Expenses & Production Taxes	$0.93	$0.57	$0.95	$0.51
Depletion, Depreciation and Amortization	$2.84	$2.81	$2.83	$2.50
General and Administrative	$1.38	$0.58	$1.16	$0.64

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